UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: April 13, 2006

Exact Name of Registrant as Specified in Its Charter	Commission File Number	I.R.S. Employer Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 96813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (808) 543-5662

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

At its meeting held on April 13, 2006, the Hawaiian Electric Industries, Inc. (HEI) Compensation Committee took the following actions with respect to the Named Executive Officers (i.e., the Chief Executive Officer (CEO) of HEI and the four other most highly compensated officers of HEI and its subsidiaries):

(1) Approved annual base salary compensation for the following Named Executive Officers, effective May 1, 2006: Constance H. Lau, President & CEO of American Savings Bank, F.S.B. who will be succeeding Robert F. Clarke as President & CEO of HEI on May 2, 2006, $736,000; T. Michael May, President & CEO of Hawaiian Electric Company, Inc., $577,000, representing an increase of $17,000, or 3.0%, from his current salary of $560,000; Eric K. Yeaman, Financial Vice President, Treasurer and Chief Financial Officer of HEI, $388,500, representing an increase of $18,500, or 5.0%, from his current salary of $370,000; Patricia U. Wong, Vice President, Administration, and Corporate Secretary of HEI, $256,000, representing an increase of $10,000 or 4.1% from her current salary of $246,000. Mr. Clarke, who will be retiring effective May 31, 2006, will not receive a base salary increase.

(2) Determined that the 2006 Executive Incentive Compensation Plan (EICP) financial and other operational measures for Ms. Lau shall be those previously set for the HEI CEO by the Committee at its meeting on February 8, 2006. Ms. Lau has an earnings per share goal (weighted 50%), a total return to shareholders goal (weighted 35%) and two operational goals. The EICP has a minimum financial performance threshold linked to earnings per share or net income (based on whether the measurement is at the Company or subsidiary level), which must be achieved before a bonus can be considered. The prospective award under the EICP for Ms. Lau ranges from 42.5% to 170%, of the midpoint of her executive salary grade range at the end of the year, but in any event not in excess of $2 million, with a target payout of 85%. Ms. Lau’s potential payout if all goals are met at the target level is currently estimated as $625,600. These 2006 EICP measures and prospective award replace the 2006 EICP measures and prospective award established by the Compensation Committee for Ms. Lau at its February 8, 2006 meeting. Mr. Clarke will not have the requisite service to participate in the 2006 EICP.

(3) Determined that the 2006-2008 Long-Term Incentive Plan (LTIP) financial measures for Ms. Lau shall be those previously set for the HEI CEO by the Committee at its meetings on February 8, 2006 and March 7, 2006. All awards under the LTIP will be paid 60% in cash and 40% in HEI Common Stock. The LTIP goals are based on achieving financial criteria established by the Committee for a three-year period. A new three-year performance period starts each year. For Ms. Lau, there are two goals: (1) HEI return on average common equity (ROACE) goal (weighted 60%) and (2) total return to shareholders goal (weighted 40%). Ms. Lau’s ROACE goal will be based 50% on a utility peer measurement and 50% on the American Savings Bank, F.S.B. ROACE, which is an internal budget measurement. The total return to shareholders goal is based on HEI’s percentile position compared to a peer group. The prospective award under the LTIP for Ms. Lau ranges from 65% to 260% of the midpoint of the executive salary grade range projected to the end of the performance period, but in any event not in excess of $2.5 million, with a target payout of 130%. Ms. Lau’s potential payout if all goals are met at the target level is currently estimated as $1,004,900. These 2006-2008 LTIP measures and prospective award replace the 2006-2008 LTIP measures and prospective award established by the Compensation Committee for Ms. Lau at its February 8, 2006 meeting. Mr. Clarke will not have the requisite service to participate in the 2006-2008 LTIP; however, if there is a payout under the 2004-2006 and 2005-2007 LTIP, Mr. Clarke will be eligible to receive a prorated award based upon actual service.

(4) Approved the inclusion of Ms. Lau in the HEI Supplemental Executive Retirement Plan (HEI SERP), effective May 2, 2006. As of May 2, 2006, Ms. Lau will have 21 years of credited service under the HEI SERP. Under the HEI SERP, the executive is eligible to receive, at age 60, a benefit of up to 60% (depending on years of credited service) of the participant’s average compensation, which includes amounts received under the annual EICP, in the three years of service out of the last five years in which such pay is highest. The benefit payable under the HEI SERP is reduced by the participant’s primary Social Security benefit and the benefit payable from the HEI Plan, but in no event is it less than the benefit that, together with the benefit from the HEI Plan, would be payable under the HEI Plan before any IRC Sections 415 and 401(a)(17) reductions. The HEI SERP provides for reduced early retirement benefits at age 50 with 15 years of service or age 55 with five years of service, and survivor benefits in the form of an annuity in the event of the participant’s death after becoming eligible for early retirement. The overall benefits payable to Ms. Lau in the form of a straight life annuity projected to age 65 is $738,371 based on her current compensation level ($111,384 from the HEI Retirement Plan, $20,475 from the ASB Retirement Plan, $278,990 from the HEI Excess Pay SERP, $67,016 from the ASB Excess Pay SERP, $200,338 from the HEI SERP, and $60,168 from the ASB SERP).

Effective May 2, 2006, Ms. Lau will be provided $50,000 term life insurance plus an amount equal to two times her base salary on an after-tax basis at the date of death prior to retirement, paid by the Company to her beneficiary. If Ms. Lau dies after retirement, this benefit is reduced to $20,000 term life insurance plus an amount equal to one times her base salary at retirement, also on an after-tax basis.

At its meeting held on April 13, 2006, the HEI Nominating and Corporate Governance Committee approved an annual retainer of $200,000, for Jeffrey N. Watanabe, who will be Nonexecutive Chairman of the HEI Board of Directors, effective May 2, 2006, in addition to his normal director cash and stock compensation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWAIIAN ELECTRIC INDUSTRIES, INC. (Registrant)

/s/ Eric K. Yeaman
Eric K. Yeaman Financial Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer of HEI) Date: April 18, 2006

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